[TEREX LETTERHEAD]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE


For information, contact: Tom Gelston, Director, Investor Relations at (203) 222-5943


                 TEREX CORPORATION ANNOUNCES INTENTION TO ISSUE
                    $300 MILLION OF SENIOR SUBORDINATED NOTES


         WESTPORT, CT, November 10, 2003 - Terex Corporation (NYSE: TEX) today announced that it intends to issue approximately $300,000,000 principal amount of Senior Subordinated Notes Due 2013. Terex intends to use the net proceeds from the offering to prepay all of the remaining $200,000,000 principal amount of its 8.875% Senior Subordinated Notes due 2008 and to prepay $100,000,000 of its existing bank term loans. Terex also intends to prepay an additional $100,000,000 in principal amount of its existing bank term loans with cash on hand.

         It is intended that Terex Corporation will offer these Senior Subordinated Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and that they will not initially be registered under the Act. Accordingly, these Senior Subordinated Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, American Truck, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Tatra, Telelect, and Terex. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.
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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com
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